Filed Pursuant to Rule 424(b)(5)
Registration No. 333-206391

The information in this prospectus supplement and the accompanying base prospectus is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus supplement dated March 29, 2016

Prospectus supplement

(To prospectus dated December 28, 2015)

1,500,000 shares of

Spark Energy, Inc.

Class A common stock

The selling stockholder identified in this prospectus supplement is selling an aggregate of 1,500,000 shares of Class A common stock of Spark Energy, Inc. We will not receive any proceeds from the sale of shares of our Class A common stock in this offering.

Our shares of Class A common stock trade on the NASDAQ Global Select Market under the symbol “SPKE.” On March 28, 2016, the last sales price of the Class A common stock as reported on the NASDAQ Global Select Market was $20.47 per share.

Investing in shares of our Class A common stock involves risks that are described in the “Risk Factors” section on page S-8 of this prospectus supplement and page 7 of the accompanying base prospectus.

	Per share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to selling stockholder	$	$

The selling stockholder has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 225,000 shares of Class A common stock.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Class A common stock will be ready for delivery on or about                     , 2016.

Sole Book-Running Manager

FBR

Lead Managers

Janney Montgomery Scott	Wunderlich	Ladenburg Thalmann

Co-Managers

U.S. Capital Advisors	Drexel Hamilton

The date of this prospectus supplement is                     , 2016

Prospectus supplement

S-i

INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Class A common stock. Generally, when we refer only to the “prospectus,” we are referring to both this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in such documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Spark Energy, Inc., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Class A common stock.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. These and other factors could cause results to differ materially from those expressed in these publications.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “projects,” or other similar words. All statements, other than statements of historical fact, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and the documents incorporated by reference into this prospectus and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.

The forward-looking statements included in or incorporated by reference into this prospectus are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices;

•	extreme and unpredictable weather conditions;

•	the sufficiency of risk management and hedging policies;

•	customer concentration;

•	federal, state and local regulation, including the industry’s ability to prevail on its challenge to the New York Public Service Commission’s order enacting new regulations that sought to impose significant new restrictions on retail energy providers operating in New York;

•	key license retention;

•	increased regulatory scrutiny and compliance costs;

•	our ability to borrow funds and access credit markets;

•	restrictions in our debt agreements and collateral requirements;

•	credit risk with respect to suppliers and customers;

•	level of indebtedness;

•	changes in costs to acquire customers;

•	actual customer attrition rates;

•	actual bad debt expense in non-POR markets;

•	accuracy of internal billing systems;

•	ability to successfully navigate entry into new markets;

•	whether our majority shareholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us;

•	competition; and

•	other factors discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our other public filings and press releases.

S-iii

You should review the risk factors and other factors noted throughout or incorporated by reference in this prospectus that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this prospectus. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference and other documents to which we refer. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 7 of the accompanying base prospectus for more information about important risks that you should consider carefully before buying our Class A common stock.

Unless the context otherwise requires, references in this prospectus to “Spark Energy,” “we,” “our,” “us,” or the “Company” refer to Spark Energy, Inc. and its subsidiaries. References to “Spark HoldCo” refer to Spark HoldCo, LLC. References to the “selling stockholder” refers to Retailco, LLC (“Retailco”), which is indirectly wholly owned by W. Keith Maxwell III, the founder of our company. Retailco succeeded to the interest of NuDevco Retail Holdings, LLC (“NuDevco Retail Holdings”) in 10,612,500 shares of our Class B common stock and an equal number of units of Spark HoldCo (“Spark HoldCo Units”) pursuant to a series of transfers that occurred in January 2016.

Overview

We are a growing independent retail energy services company first founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. We purchase our natural gas and electricity supply from a variety of wholesale providers and bill our customers monthly for the delivery of natural gas and electricity based on their consumption at either a fixed or variable-price. Natural gas and electricity are then distributed to our customers by local regulated utility companies through their existing infrastructure.

As of December 31, 2015, we operated in 66 utility service territories across 16 states and had approximately 328,000 residential customers and 19,000 commercial customers, which translates to approximately 415,000 “RCEs.” An RCE, or residential customer equivalent, is an industry standard measure of natural gas or electricity usage with each RCE representing annual consumption of 100 MMBtus of natural gas or 10 MWhs of electricity. We serve natural gas customers in 15 states (Arizona, California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, Ohio and Pennsylvania) and electricity customers in nine states (Connecticut, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania and Texas).

Our business consists of two operating segments:

•	Retail Natural Gas Segment. We purchase natural gas supply through physical and financial transactions with market counterparties and supply natural gas to residential and commercial consumers pursuant to fixed-price and variable-price contracts. For the years ended December 31, 2015, 2014 and 2013, approximately 36%, 45% and 39%, respectively, of our retail revenues were derived from the sale of natural gas. We also identify wholesale natural gas arbitrage opportunities in conjunction with our retail procurement and hedging activities, which we refer to as asset optimization.

•	Retail Electricity Segment. We purchase electricity supply through physical and financial transactions with market counterparties and independent system operators (“ISOs”) and supply electricity to residential and commercial consumers pursuant to fixed-price and variable-price contracts. For the years ended December 31, 2015, 2014 and 2013, approximately 64%, 55% and 61%, respectively, of our retail revenues were derived from the sale of electricity.

Corporate Structure

We were incorporated as a Delaware corporation in April 2014 for the purpose of facilitating an initial public offering (the “IPO”) of common equity. In connection with the IPO, we became the sole managing member of Spark HoldCo. Spark HoldCo owns all of the outstanding membership interests in each of Spark Energy Gas, LLC, Spark Energy, LLC, Oasis Power Holdings, LLC and CenStar Energy Corp., the subsidiaries through which we operate.

As of March 24, 2016, the selling stockholder owned 9,612,500 Spark HoldCo Units, representing an approximate 69.3% interest in Spark HoldCo, and 9,612,500 shares of our Class B common stock, par value $0.01 per share (the “Class B common stock”), representing an approximate 69.3% voting power in us. The selling stockholder also owned 571,264 shares of Class A common stock, representing an additional approximately 4.1% voting power in us. As of March 24, 2016, our founder, who owns and controls the selling stockholder, also indirectly, through NuDevco Retail, LLC, owned 137,500 Spark HoldCo Units, representing an approximate 1.0% interest in Spark HoldCo, and 137,500 shares of our Class B common stock, representing an approximate 1.0% voting power in us.

As of March 24, 2016, we owned 4,118,623 Spark HoldCo Units, representing a 29.7% equity interest in Spark HoldCo. Moreover, as the sole managing member of Spark HoldCo, we are responsible for all operational, management and administrative decisions relating to its business, and we consolidate the financial results of Spark HoldCo and its subsidiaries.

The following diagram depicts our organization and approximate ownership as of March 24, 2016:

(1)	TxEx Energy Investments, LLC is also the sole member of Electric HoldCo, LLC, which is the sole member of NuDevco Retail Holdings, which is the sole member of NuDevco Retail, LLC, which owns 137,500 Spark HoldCo Units and an equivalent number of shares of our Class B common stock.
(2)	Includes 92,850 shares of Class A common stock directly held by W. Keith Maxwell III.

Corporate Information

Our principal executive offices are located at 12140 Wickchester Ln., Suite 100, Houston, Texas, 77079 and our telephone number at that address is (713) 600-2600. Our website address is www.sparkenergy.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Class A common stock offered by the selling stockholder	1,500,000 shares, or 1,725,000 shares if the underwriters exercise in full their option to purchase an additional 225,000 shares.

Option to purchase additional shares	The selling stockholder has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 225,000 additional shares of Class A common stock.

Common stock outstanding before this offering	As of March 24, 2016, there were 4,118,623 shares of Class A common stock and 9,750,000 shares of Class B common stock outstanding.

Class A common stock outstanding after this offering	5,618,623 shares, or 5,843,623 shares if the underwriters exercise in full their option to purchase an additional 225,000 shares of Class A common stock.

Class B common stock outstanding after this offering	8,250,000 shares, or 8,025,000 shares if the underwriters exercise in full their option to purchase an additional 225,000 shares of Class A common stock, representing an equivalent number of Spark HoldCo Units (together with a corresponding number of shares of our Class B common stock). Shares of our Class B common stock have voting rights, but no economic rights. When a selling stockholder exchanges a Spark HoldCo Unit, along with a corresponding share of our Class B common stock, for a share of Class A common stock, the corresponding share of our Class B common stock will be cancelled.

Voting power of Class A common stock outstanding after giving effect to this offering	40.5%, or 42.1% if the underwriters exercise in full their option to purchase an additional 225,000 shares of Class A common stock (or 99.0% if all outstanding Spark HoldCo Units held by the selling stockholder were exchanged, along with a corresponding number of shares of our Class B common stock, for newly-issued shares of Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification).

Voting power of Class B common stock outstanding after giving effect to this offering	59.5%, or 57.9% if the underwriters exercise in full their option to purchase an additional 225,000 shares of Class A common stock (or 1% if all outstanding Spark HoldCo Units held by the selling stockholder were exchanged, along with a corresponding number of shares of our Class B common stock, for newly-issued shares of Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification).

Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholder in this offering. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Each share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. See “Description of Capital Stock” on page 16 of the accompanying base prospectus.
Dividend policy	Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Subject to restrictions contained in our debt agreements, we intend to pay a cash dividend each quarter to holders of our Class A common stock to the extent we have cash available for distribution to do so.

Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. See “Description of Capital Stock” on page 16 of the accompanying base prospectus.

Exchange rights of holders of Spark HoldCo Units	Under the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, LLC, dated as of August 1, 2014 (the “Spark HoldCo LLC Agreement”), holders of Spark HoldCo Units may exchange their Spark HoldCo Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo Unit (and a corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassification. When Retailco or NuDevco Retail, LLC exchanges a Spark HoldCo Unit for a share of our Class A common stock, we will automatically redeem and cancel a corresponding share of our Class B common stock.

At our or Spark HoldCo’s option, Spark HoldCo may give the selling stockholder cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to the selling stockholder by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which the selling stockholder would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us.

Risk factors	You should read the risk factors found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with an investment in our Class A common stock. See “Risk Factors” on page S-8 of this prospectus supplement and page 7 of the accompanying base prospectus.

NASDAQ Global Select Market symbol	SPKE.

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our Class A common stock, you should carefully consider the risk factors beginning on page 7 of the accompanying base prospectus and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our Annual Report on Form 10-K for the year ended December 31, 2015. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. Please also read “Cautionary Note Regarding Forward-Looking Statements” on page S-iii of this prospectus supplement and page 5 of the accompanying base prospectus.

USE OF PROCEEDS

The selling stockholder is selling all of the shares of our Class A common stock being sold in this offering, including any shares that may be sold in connection with the underwriters’ option to purchase additional shares. See “Selling Stockholder” beginning on page S-11 of this prospectus supplement. We are not selling any shares of our Class A common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares of our Class A common stock in this offering.

We will pay all expenses of the registration of the shares of Class A common stock to be offered by the selling stockholder under this prospectus including, without limitation, registration fees, qualification and filing fees and printing expenses, except that the selling stockholder will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will indemnify the selling stockholder against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the NASDAQ Global Select Market under the symbol “SPKE.” The following table shows the intra-day high and low sales prices per share of Class A common stock, as reported by the NASDAQ Global Select Market.

	High	Low
2014
Third Quarter (Beginning on July 29, 2014)	$18.38	$15.77
Fourth Quarter	$17.72	$13.06
2015
First Quarter	$15.95	$13.01
Second Quarter	$16.10	$11.85
Third Quarter	$17.65	$14.56
Fourth Quarter	$22.53	$15.56
2016
First Quarter (through March 28, 2016)	$27.62	$18.53

On March 28, 2016, the last sales price of the Class A common stock as reported on the NASDAQ Global Select Market was $20.47 per share. As of March 28, 2016, there was one record holder of our Class A common stock and two record holders of our Class B common stock, excluding stockholders for whom shares are held in “nominee” or “street name.”

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder in this offering, the shares of Class A common stock that the underwriters have agreed to purchase from the selling stockholder and the selling stockholder’s shares of Class A common stock, subject to the underwriters’ option to purchase additional shares. In addition, the nature of any position, office or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, is indicated in a footnote to the table and in “Certain Contractual Arrangements with the Selling Stockholders” on page 12 of the accompanying base prospectus.

We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Exchange of Spark HoldCo Units and Class B Common Stock” on page 9 of the accompanying base prospectus, the holders of Spark HoldCo Units have the right to exchange such Spark HoldCo Units, together with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at our or Spark HoldCo’s election, an equivalent amount of cash. See “Certain Contractual Arrangements with the Selling Stockholders—Spark HoldCo LLC Agreement” on page 12 of the accompanying base prospectus.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering(1)		Additional Shares of Class A Common Stock Being Offered if Option to Purchase Additional Shares Is Exercised in Full	Shares of Class A Common Stock Beneficially Owned After this Offering if Option to Purchase Additional Shares Is Exercised in Full
Name	Number	%		Number	%		Number	%
Retailco(2)	10,183,764	73.4%	1,500,000	8,683,764	62.6%	225,000	8,458,764	61.0%

(1)	Includes Spark HoldCo Units owned that, subject to the terms of the Spark HoldCo LLC Agreement, are (together with a corresponding number of shares of Class B common stock), exchangeable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications.
(2)	W. Keith Maxwell III is the chairman of our board of directors and the sole member of TxEx Energy Investments, LLC, a Texas limited liability company, which is the sole member of Retailco. Accordingly, W. Keith Maxwell III exercises investment discretion and control over the selling stockholder.

We have paid all expenses relating to the registration of the shares of Class A common stock by the selling stockholder under the Securities Act and will pay any other offering expenses, except that the selling stockholder will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or property on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement among us, FBR Capital Markets & Co., as representative of the underwriters named below, and the selling stockholder, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
FBR Capital Markets & Co.
Janney Montgomery Scott LLC
Wunderlich Securities, Inc.
Ladenburg Thalmann & Co. Inc.
USCA Securities LLC
Drexel Hamilton, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A common stock, subject to prior sale, when, as and if accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of legal opinions and officers’ certificates from us and the selling stockholder. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per share. If all of the shares of Class A common stock have not been sold at the public offering price, the offering price and other selling terms may be changed by the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information below assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Class A common stock.

	Per share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $285,500. We will pay all expenses of the registration of the shares of Class A common stock to be offered by the selling stockholder under this prospectus including, without limitation, registration fees, qualification and filing fees and printing expenses, except that the selling stockholder will pay any underwriting discounts and selling commissions incurred by it in connection with such sales.

Option to Purchase Additional Shares of Class A Common Stock

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 225,000 shares of Class A common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

Company Lock-Up

We have agreed not to sell or transfer any shares of Class A common stock, Class B common stock or securities convertible into, exchangeable for or exercisable for Class A common stock or Class B common stock, for 30 days after the date of this prospectus without first obtaining the written consent of FBR Capital Markets & Co. Specifically, we have agreed, with certain limited exceptions set forth below, not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A common stock or Class B common stock of the Company or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common stock or Class B common stock, whether any such transaction is to be settled by delivery of Class A common stock or Class B common stock or such other securities, in cash or otherwise.

The restrictions set forth in the preceding sentence shall not apply to the following transfers:

•	the issuance of options to acquire shares of Class A common stock or Class B common stock granted pursuant to the Company’s benefit plans existing on the date hereof that are referred to in this Prospectus, as such plans may be amended;

•	the issuance of shares of Class A common stock or Class B common stock upon the exercise of any such options;

•	sales of Class A common stock to satisfy tax withholding obligations in connection with the vesting of restricted stock units; or

•	the issuance of shares of Class A common stock, Class B common stock, or securities convertible into any such shares of Class A common stock or Class B common stock, in each case, as consideration for potential acquisitions, provided that with respect to any such acquisition, the recipient of such Class A common stock or Class B common stock (and, in the case of the recipient of securities convertible into any such shares of Class A Common Stock or Class B Common Stock, upon the conversion of such securities) agrees to be bound by the applicable terms of the underwriting agreement for the remaining term of the lock-up period.

Executive Officer and Director, NuDevco Retail, LLC and Selling Stockholder Lock-Up

All of our executive officers and directors, NuDevco Retail, LLC and the selling stockholder have agreed not to sell or transfer any shares of Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 30 days after the date of this prospectus without first obtaining the written consent of FBR Capital Markets & Co. Specifically, our executive officers and directors, NuDevco Retail, LLC and the selling stockholder have agreed, with certain limited exceptions set forth below, not to directly or indirectly:

•	offer, sell, contract to sell, pledge, hypothecate or establish a put equivalent position with respect to any shares of Class A common stock (except with respect to any pledge of such equity made by the selling stockholder NuDevco Retail, LLC and W. Keith Maxwell III in connection with any future financing, provided that the pledgee agrees to be bound by the applicable terms of the underwriting agreement for the remaining term of the lock-up period);

•	grant any option, right or warrant for the sale of any shares of Class A common stock;

•	purchase any option or contract to sell any shares of Class A common stock;

•	sell any option or contract to purchase any shares of Class A common stock;

•	otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly any shares of Class A common stock;

•	request or demand that we file a registration statement related to the Class A common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of Class A common stock whether any such swap or transaction is to be settled by delivery of shares of Class A common stock or other securities, in cash or otherwise.

The restrictions set forth in the preceding sentence shall not apply to the following transfers, so long as, among other things, the transferor does not voluntarily effect any public filing or report regarding such transfers and agrees to be bound by the terms of the lock-up agreement:

•	a bona fide gift or gifts;

•	a transfer to any trust for the direct or indirect benefit of such transferor or the immediate family of the transferor;

•	a distribution to limited partners or stockholders of the transferor;

•	a transfer to the transferor’s affiliates or to any investment fund or other entity controlled or managed by the transferor;

•	sales of Class A common stock to satisfy tax withholding obligations in connection with the vesting of restricted stock units; or

•	the issuance of restricted shares of Class A common stock in connection with this offering.

These lock-up restrictions generally apply to entities within the control of any executive officer, director or NuDevco Retail, LLC. However, the lock-up agreement of W. Keith Maxwell III will provide for the exclusion of the selling stockholder and NuDevco Retail, LLC from the group of entities within Mr. Maxwell’s control.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to shares of Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

FBR Capital Markets & Co. may, in its sole discretion and at any time or from time to time, release all or any portion of the Class A common stock or other securities subject to the lock-up agreement. Any determination to release any Class A common stock would be based upon a number of factors at the time of determination, which may include the market price of the Class A common stock, the liquidity of the trading market of the Class A common stock, general market conditions, the number of shares of Class A common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. FBR Capital Markets & Co. does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of Class A common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

NASDAQ Global Select Market Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “SPKE.”

Price Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to acquire additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to acquire additional shares of Class A common stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to acquire additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, it may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, our outside legal counsel. Certain legal matters in connection with the Class A common stock offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, New York, New York. Certain legal matters will be passed upon for the selling stockholder by Vinson & Elkins L.L.P., Houston, Texas, outside legal counsel to such stockholder.

EXPERTS

The consolidated and combined financial statements of Spark Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website at www.sparkenergy.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering under this prospectus is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 24, 2016;

•	our Current Report on Form 8-K filed on February 2, 2016; and

•	the description of our Class A common stock contained in our Form 8-A filed on July 22, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our website at www.sparkenergy.com, or by writing or calling us at the following address:

Spark Energy, Inc.

Attention: Investor Relations

12140 Wickchester Ln., Suite 100

Houston, Texas 77079

(713) 600-2600

PROSPECTUS

Spark Energy, Inc.

10,750,000 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to an aggregate of 10,750,000 shares of our Class A common stock, of which all such shares are issuable upon exchange of an equivalent number of units of our subsidiary Spark HoldCo, LLC (together with an equal number of shares of our Class B common stock). We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

The selling stockholders may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. The selling stockholders may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of the securities to be sold and the general manner in which the selling stockholders will offer the securities. Each time the selling stockholders sell securities, they will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Because the selling stockholders own a substantial amount of our equity interests and we are registering a substantial percentage of our Class A common stock through this prospectus, the selling stockholders will each be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any Class A common stock offered by either of them pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us.

Investing in our securities involves a high degree of risk. You should read carefully and consider the risk factors described under “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and beginning on page 7 of this prospectus before you make any investment in our securities.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “SPKE.” As of December 9, 2015 the aggregate market value of our outstanding Class A common stock held by non-affiliates, or public float, was approximately $55.53 million, based on 3,097,193 shares of outstanding Class A common stock, of which approximately 119,849 shares were held by affiliates, and a price of $18.65 per share, which was the last reported sale price of our Class A common stock on the NASDAQ Global Select Market on such date. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Our principal executive offices are located at 12140 Wickchester, Suite 100, Houston, Texas, 77079 and our telephone number at that address is (713) 600-2600.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2015

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell from time to time up to an aggregate of 10,750,000 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”). We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. Because the selling stockholders will each be deemed to be an “underwriter” under the Securities Act, each time such selling stockholder sells any Class A common stock offered by this prospectus, it will be required to provide you with this prospectus and any related prospectus supplement containing specific information about it and the terms of the Class A common stock being offered in the manner required by the Securities Act. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or the selling stockholders may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to “Spark Energy,” “we,” “our,” “us,” or the “company” refer to Spark Energy, Inc. and its subsidiaries. References to the “selling stockholders” refer collectively to Retailco, LLC (“Retailco”) and NuDevco Retail, LLC (“NuDevco Retail”), each of which is indirectly wholly owned by W. Keith Maxwell III, the founder of our company. Retailco succeeded to the interest of NuDevco Retail Holdings, LLC (“NuDevco Retail Holdings”) in 10,612,500 shares of our Class B common stock and an equal number of Spark HoldCo, LLC (“Spark HoldCo”) units pursuant to a series of transfers which occurred in December 2015.

ABOUT SPARK ENERGY, INC.

Overview

We are a growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. We purchase our natural gas and electricity supply from a variety of wholesale providers and bill our customers monthly for the delivery of natural gas and electricity based on their consumption at either a fixed or variable price. Natural gas and electricity are then distributed to our customers by local regulated utility companies through their existing infrastructure. As of September 30, 2015, we operated in 66 utility service territories across 16 states.

Our Corporate Structure

We were incorporated as a Delaware corporation in April 2014 for the purpose of facilitating an initial public offering (the “IPO”) of common equity and to become the sole managing member of Spark HoldCo, LLC, which we refer to as “Spark HoldCo.” Spark HoldCo owns all of the outstanding membership interests in each of Spark Energy Gas, LLC, Spark Energy, LLC, Oasis Power Holdings, LLC and CenStar Energy Corp., the subsidiaries through which we operate.

Upon completion of the IPO on August 1, 2014: (i) the selling stockholders (or its predecessor-in-interest, in the case of Retailco) collectively owned 10,750,000 Spark HoldCo units, representing an approximate 78.18% interest in Spark HoldCo, and 10,750,000 shares of our Class B common stock, par value $0.01 per share (the “Class B common stock”) and (ii) we became the sole managing member of, and had a 21.82% equity interest in, Spark HoldCo. We are responsible for all operational, management and administrative decisions relating to Spark HoldCo’s business, and we consolidate the financial results of Spark HoldCo and its subsidiaries.

Under the Spark HoldCo LLC Agreement (as defined below), the selling stockholders generally have the right to exchange their Spark HoldCo units (together with an equal number of shares of our Class B common stock), for shares of our Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Exchange of Spark HoldCo Units and Class B Common Stock.”

See “Note 1. Formation and Organization—Organization” in the notes to condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 for additional information on our corporate structure.

Company Information

Our principal executive offices are located at 12140 Wickchester, Suite 100, Houston, Texas, 77079 and our telephone number at that address is (713) 600-2600. Our website address is www.sparkenergy.com. Information contained on our website does not constitute part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file reports, proxy or information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The phone number is 1-800-732-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is: http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. In addition, the registration statement may be accessed at the SEC’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

In addition, our filings are available on our website at www.sparkenergy.com. Information on our website or any other website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until we have sold all of the securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 27, 2015, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2015 Annual Meeting of Shareholders filed on April 16, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015, and September 30, 2015 filed on May 14, 2015, August 13, 2015 and November 12, 2015, respectively;

•	our Current Reports on Form 8-K filed on April 20, 2015, May 28, 2015, July 9, 2015, August 4, 2015 and December 16, 2015 (in each case excluding any information furnished pursuant to Items 2.02 or 7.01); and

•	the description of our Class A common stock contained in our Form 8-A filed on July 22, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Spark Energy, Inc.

Attention: Investor Relations

12140 Wickchester, Suite 100

Houston, Texas 77079

(713) 600-2600

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this prospectus, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.

The forward-looking statements in this prospectus are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices;

•	extreme and unpredictable weather conditions;

•	the sufficiency of risk management and hedging policies;

•	customer concentration;

•	federal, state and local regulation;

•	key license retention;

•	increased regulatory scrutiny and compliance costs;

•	our ability to borrow funds and access credit markets;

•	restrictions in our debt agreements and collateral requirements;

•	credit risk with respect to suppliers and customers;

•	level of indebtedness;

•	changes in costs to acquire customers;

•	actual customer attrition rates;

•	actual bad debt expense in non-POR markets;

•	accuracy of internal billing systems;

•	our ability to successfully navigate entry into new markets;

•	whether our majority shareholder or its affiliates offer us acquisition opportunities on terms that are commercially acceptable to us;

•	our ability to successfully and efficiently integrate acquisitions into our operations;

•	competition; and

•	other factors discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and in our other public filings and press releases.

You should review the risk factors and other factors noted throughout or incorporated by reference in this prospectus that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this prospectus. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our 2014 Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We are filing the registration statement, of which this prospectus forms a part, pursuant to our contractual obligation to the holders of our Class B common stock named in the section entitled “Selling Stockholders.” We are not selling any shares of our Class A common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares of our Class A common stock from time to time by the selling stockholders.

EXCHANGE OF SPARK HOLDCO UNITS AND CLASS B COMMON STOCK

On August 1, 2014, we entered into a Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, LLC (the “Spark HoldCo LLC Agreement”) with NuDevco Retail and NuDevco Retail Holdings (a predecessor-in-interest to Retailco) as holders of the Spark HoldCo units. See “About Spark Energy, Inc.—Our Corporate Structure.” Pursuant to and subject to the terms of the Spark HoldCo LLC Agreement, holders of Spark HoldCo units, at any time and from time to time, may exchange one or more Spark HoldCo units (together with an equal number of shares of our Class B common stock), for shares of our Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications or, at our or Spark HoldCo’s election, an equivalent amount of cash. See “Certain Contractual Arrangements with the Selling Stockholders—Spark HoldCo LLC Agreement.”

In connection with each exchange, we will acquire a number of Spark HoldCo units, and an equal number of shares of Class B common stock surrendered by the selling stockholders, and each share of our Class B common stock will be redeemed and cancelled by us. Thus, as the selling stockholders exchange Spark HoldCo units and Class B common stock for Class A common stock, our interest in Spark HoldCo will increase.

We and the selling stockholders will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any stamp taxes or other similar taxes in connection with the issuance of our Class A common stock upon an exchange.

SELLING STOCKHOLDERS

Upon the exchange of Spark HoldCo units described above in “Exchange of Spark HoldCo Units and Class B Common Stock,” the selling stockholders may offer to sell from time to time in the future up to an aggregate of 10,750,000 shares of our Class A common stock, par value $0.01 per share.

We are registering the shares to satisfy registration rights that we have granted to the selling stockholders. See “Certain Contractual Arrangements with the Selling Stockholders—Registration Rights Agreement.” The selling stockholders acquired the shares that they are seeking to sell under this prospectus in connection with our IPO and the transactions contemplated thereby.

Because the selling stockholders own a substantial amount of our equity interests and we are registering a substantial percentage of our Class A common stock through this prospectus, the selling stockholders will each be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any Class A common stock offered by either of them pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us.

The following table sets forth information as of the date of this prospectus by the selling stockholders regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The number of shares beneficially owned before the offering is based on the number of shares of our Class A common stock owned by the selling stockholders, assuming the exchange of all 10,750,000 Spark HoldCo units (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of our Class A common stock. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Certain Contractual Arrangements with the Selling Stockholders—Spark HoldCo LLC Agreement” below, the selling stockholders, as holders of Spark HoldCo units, generally have the right to exchange such Spark HoldCo units (together with an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications. Assuming the exchange of 10,750,000 Spark HoldCo units (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of our Class A common stock, as of the date of this prospectus, there would be 13,847,193 shares of our Class A common stock outstanding.

	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
Name			Number	%
Retailco(2)	10,612,500	10,612,500	—	—
NuDevco Retail(2)	137,500	137,500	—	—

(1)	Includes Spark HoldCo units owned that, subject to the terms of the Spark HoldCo LLC Agreement, are (together with an equivalent number of shares of Class B common stock), exchangeable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications.
(2)	W. Keith Maxwell III is the chairman of our board of directors and the sole member of TxEx Energy Investments, LLC, a Texas limited liability company, which is the sole member of Retailco and Electric Holdco, LLC, both Texas limited liability companies. Electric Holdco, LLC is the sole member of NuDevco Retail Holdings, which is the sole member of NuDevco Retail. Accordingly, W. Keith Maxwell III exercises investment discretion and control over each selling stockholder.

We will pay all expenses of the registration of the shares of our Class A common stock to be offered by the selling stockholders under this prospectus including, without limitation, registration fees, qualification and filing fees and printing expenses, except that the selling stockholders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales. We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

CERTAIN CONTRACTUAL ARRANGEMENTS WITH THE SELLING STOCKHOLDERS

In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us and the selling stockholders and our respective affiliates. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are included as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Registration Rights Agreement

On August 1, 2014, we entered into a registration rights agreement with NuDevco Retail and NuDevco Retail Holdings (a predecessor-in-interest to Retailco) to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Spark HoldCo units (together with an equal number of shares of our Class B common stock) in the circumstances described below. Retailco became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015. This agreement provides the selling stockholders, as holders of registrable securities under the agreement, with the right to require us, at our expense, to register shares of our Class A common stock that are issuable upon exchange of Spark HoldCo units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock. We are filing this registration statement pursuant to our obligations under the registration rights agreement.

Demand Rights. Subject to certain limitations, the selling stockholders have the right, by delivering written notice to us, to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 30 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will use our commercially reasonable efforts to effect, as soon as commercially reasonable, the registration of all securities with respect to which we receive a written request.

Piggyback Rights. Subject to certain limitations, the selling stockholders are entitled to request to participate in, or “piggyback” on, registrations of any of our Class A common stock for sale by us in an underwritten offering.

Conditions and Limitations. The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our board may defer any filing for up to six months if our board of directors determines that such disclosure would have a material adverse effect on us.

If requested by us or an underwriter, the selling stockholders will not be able to make any sale of our equity securities, except securities included in such registration, during a period commencing on the date beginning fourteen (14) days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 90 days beginning on the date of such final prospectus (or prospectus supplement if the offering is made pursuant to a shelf registration statement), or such shorter period as may be requested by an underwriter.

Expenses and Indemnification. In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration fees, qualification and filing fees and printing expenses. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities and each of their respective officers, directors, partners and agents, the underwriters, and each person who controls such holders or underwriters, against all losses, claims, damages and liabilities (joint or several) with respect to each registration effected pursuant to the registration rights agreement.

Spark HoldCo LLC Agreement

Under the Spark HoldCo LLC Agreement, the selling stockholders generally have the right to exchange their Spark HoldCo units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo unit (and corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications (an “Exchange Right”). At our or Spark HoldCo’s option, Spark HoldCo may give the selling stockholders cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. We are obligated to facilitate an exchange for shares of Class A common stock through a contribution of shares of Class A common stock to Spark HoldCo or, alternatively, we have the right to acquire the subject Spark HoldCo units and corresponding shares of Class B common stock from the selling stockholders by paying, at our option, either (x) the number of shares of Class A common stock the selling stockholders would have received in the proposed exchange or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to the selling stockholders by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which the selling stockholders would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us. As the selling stockholders exchange their Spark HoldCo units, our membership interest in Spark HoldCo will be correspondingly increased, and the number of shares of Class B common stock held by the selling stockholders will be correspondingly reduced.

Under the Spark HoldCo LLC Agreement, we have the right to determine when distributions will be made to the holders of Spark HoldCo units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units. The Spark HoldCo LLC Agreement provides, to the extent Spark HoldCo has available cash and is not prevented by restrictions in any of its credit agreements, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to fund the targeted quarterly dividend we intend to pay to holders of our Class A common stock and payments under the Tax Receivable Agreement described below.

The holders of Spark HoldCo units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Spark HoldCo and will be allocated their proportionate share of any taxable loss of Spark HoldCo. Net profits and net losses of Spark HoldCo generally will be allocated to holders of Spark HoldCo units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo units, except that certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. The Spark HoldCo LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us.

In addition, if the cumulative amount of U.S., federal, state or local taxes payable by us exceeds the amount of the tax distribution to us, Spark HoldCo will make advances to us in an amount necessary to enable us to fully pay these tax liabilities. Such advances will be repayable, without interest, solely from (i.e., by offset against) future distributions by Spark HoldCo to us.

The Spark HoldCo LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A common stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Spark HoldCo, and Spark HoldCo shall issue to us one Spark HoldCo unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Spark HoldCo shall redeem, repurchase or otherwise acquire an equal number of Spark HoldCo units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Spark HoldCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Spark HoldCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Spark HoldCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to its members in proportion to the number of Spark HoldCo units owned by each of them.

The Spark HoldCo LLC Agreement also provides that Spark HoldCo will pay certain of our expenses attributable to our status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to us in connection with our obligations as a publicly-traded company.

Retailco was admitted as a member of Spark HoldCo in connection with the transfer of the Class B common stock and related Spark HoldCo units to it in December 2015.

Tax Receivable Agreement

We entered into a tax receivable agreement with Spark HoldCo, NuDevco Retail, NuDevco Retail Holdings (a predecessor-in-interest to Retailco) and W. Keith Maxwell III on August 1, 2014 (the “Tax Receivable Agreement”). Retailco became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015. This agreement generally provides for the payment by us to the holders of rights under the Tax Receivable Agreement, which are, as of the date of this prospectus, the selling stockholders, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or are deemed to realize in certain circumstances) in periods after our initial public offering as a result of (i) any tax basis increases resulting from the purchase by us of Spark HoldCo units from NuDevco Retail Holdings prior to or in connection with our initial public offering, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash as described above) and (iii) any imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. The Company retains the benefit of the remaining 15% of these tax savings.

In certain circumstances, we may defer or partially defer any payment due (a “TRA Payment”) to the selling stockholders. No TRA Payment was made during 2014. Any future TRA Payments due with respect to a given taxable year are expected to be paid in December of the subsequent calendar year.

During the five-year period commencing October 1, 2014, the Company will defer all or a portion of any TRA Payment owed pursuant to the Tax Receivable Agreement to the extent that Spark HoldCo does not generate sufficient Cash Available for Distribution (as defined below) during the four-quarter period ending September 30th of the applicable year in which the TRA Payment is to be made in an amount that equals or exceeds 130% (the “TRA Coverage Ratio”) of the Total Distributions (as defined below) paid in such four-quarter period by Spark HoldCo. For purposes of computing the TRA Coverage Ratio:

•	“Cash Available for Distribution” is generally defined as the adjusted EBITDA of Spark HoldCo for the applicable period, less (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any taxes payable by Spark HoldCo; and

•	“Total Distributions” are defined as the aggregate distributions necessary to cause us to receive distributions of cash equal to (i) the targeted quarterly distribution we intend to pay to holders of our Class A common stock payable during the applicable four-quarter period, plus (ii) the estimated taxes payable by us during such four-quarter period, plus (iii) the expected TRA Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

In the event that the TRA Coverage Ratio is not satisfied in any calendar year, we will defer all or a portion of the TRA Payment to the selling stockholders under the Tax Receivable Agreement to the extent necessary to permit Spark HoldCo to satisfy the TRA Coverage Ratio (and Spark HoldCo is not required to make and will not make the pro rata distributions to its members with respect to the deferred portion of the TRA Payment). If the TRA Coverage Ratio is satisfied in any calendar year, we will pay the selling stockholders the full amount of the TRA Payment.

Following the five-year deferral period, we will be obligated to pay any outstanding deferred TRA Payments (x) to the extent such deferred TRA Payments do not exceed (i) the lesser of our proportionate share of aggregate Cash Available for Distribution of Spark HoldCo during the five-year deferral period or the cash distributions actually received by the Company during the five-year deferral period, reduced by (ii) the sum of (a) the aggregate target quarterly dividends (which, for the purposes of the Tax Receivable Agreement, will be $0.3625 per share per quarter) during the five-year deferral period, (b) our estimated taxes during the five-year deferral period, and (c) all prior TRA Payments and (y) if with respect to the quarterly period during which the deferred TRA Payment is otherwise paid or payable, Spark HoldCo has or reasonably determines it will have amounts necessary to cause us to receive distributions of cash equal to the target quarterly distribution payable during that quarterly period. Any portion of the deferred TRA Payments not payable due to these limitations will no longer be payable.

Transaction Agreement II

On July 30, 2014, in connection with the IPO, we entered into the Transaction Agreement II with Spark HoldCo, NuDevco Retail and NuDevco Retail Holdings and various other parties, providing for, among other things: (a) the adoption and filing of the amended and restated certificate of incorporation of Spark Energy dated August 1, 2014 (our “certificate of incorporation”) and the cancellation of our previously issued and outstanding capital; (b) the issuance by us of 10,750,000 shares of Class B common stock to Spark HoldCo; (c) the distribution by Spark HoldCo of 10,612,500 shares of Class B common stock to NuDevco Retail Holdings and 137,500 shares of Class B common stock to NuDevco Retail and (d) the execution and delivery of the Spark HoldCo LLC Agreement. NuDevco Retail Holdings transferred its 10,612,500 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consisted of 120,000,000 shares of Class A common stock, par value $0.01 per share, of which 3,097,193 shares were issued and outstanding, and 60,000,000 shares of Class B common stock, par value $0.01 per share, of which 10,750,000 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

The following summary of our capital stock, our certificate of incorporation and the amended and restated bylaws of Spark Energy dated August 1, 2014 (our “bylaws”) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

The selling stockholders may from time to time offer shares of our Class A common stock for resale in one or more primary offerings.

Class A Common Stock

Voting Rights. Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class A common stock will have no voting power with respect to amendments to our certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to us, our certificate of incorporation or our bylaws, in all matters other than the election of directors and certain non-binding advisory votes, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that, to the fullest extent permitted by law, holders of shares of Class B common stock will have no voting power with respect to amendments to our certificate of incorporation that relate solely to the terms of preferred stock if the holders of the affected series are entitled to vote thereon. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B common stock do not have cumulative voting rights in the election of directors. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to us, our certificate of incorporation or our bylaws, in all matters other than the election of directors and certain non-binding advisory votes, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Spark Energy.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 20,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, and our certificate of incorporation and our bylaws described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware law. In our certificate of incorporation, we have elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers until the date on which W. Keith Maxwell III no longer beneficially owns in the aggregate more than fifteen percent of the outstanding Class A common stock and Class B common stock. On and after such date, we will be subject to the provisions of Section 203 of the DGCL.

In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NASDAQ Global Select Market, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our certificate of incorporation and bylaws:

•	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Our staggered board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies in our board, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that at any time after the first date upon which W. Keith Maxwell III no longer beneficially owns more than fifty percent of the outstanding Class A common stock and Class B common stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting);

•	provide that at any time after the first date upon which W. Keith Maxwell III no longer beneficially owns more than fifty percent of the outstanding Class A common stock and Class B common stock, special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board (prior to such time, special meetings may also be called by our Secretary at the request of holders of record of fifty percent of the outstanding Class A common stock and Class B common stock);

•	provide that our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our outstanding stock entitled to vote thereon;

•	provide that our bylaws can be amended by the board of directors;

•	establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting; and

•	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, NuDevco Partners, LLC, NuDevco Partners Holdings, LLC and W. Keith Maxwell III, or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors who are presented business opportunities in their capacity as our directors or officers) and that they have no obligation to offer us those investments or opportunities.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.

Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “SPKE.”

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities pursuant to this prospectus and any accompanying prospectus supplement in and outside the United States through (1) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transactions; (2) purchases by a broker-dealer as principal and resale by that broker-dealer for its own account; (3) ordinary brokerage transactions in which the broker solicits purchasers; (4) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; (5) direct sales in privately negotiated transactions; or (6) a combination of any of the above methods or any other method permitted pursuant to applicable law. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation; any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Because the selling stockholders will each be deemed to be an “underwriter” under the Securities Act, each time such selling stockholder sells any Class A common stock offered by this prospectus, it will be required to provide you with this prospectus and any related prospectus supplement containing specific information about it and the terms of the Class A common stock being offered in the manner required by the Securities Act.

In addition, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). The selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If the selling stockholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless the selling stockholders inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If the selling stockholders use dealers in the sale of securities, the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The selling stockholders will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

The selling stockholders may sell the securities directly. In that event, no underwriters or agents would be involved. The selling stockholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, the selling stockholders will name any agent involved in the offer or sale of the securities, and the selling stockholders will describe any commissions payable by us to the agent. Unless the selling stockholders inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The selling stockholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

If the selling stockholders so indicate in the prospectus supplement, they may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own accounts, as agents for us or as agents for the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with the selling stockholders, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act in connection with the securities remarketed.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

The selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of their businesses.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, our outside legal counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated and combined financial statements of Spark Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Spark Energy, Inc.

1,500,000 shares of

Class A Common Stock

Prospectus Supplement

Sole Book-Running Manager

FBR

Lead Managers

Janney Montgomery Scott	Wunderlich	Ladenburg Thalmann

Co-Managers

U.S. Capital Advisors	Drexel Hamilton

                    , 2016